UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On June 14, 2016, Sessa Capital (Master), L.P. issued the following press release:

SHAREHOLDERS DECISIVELY REBUKE EXISTING GOVERNANCE AT ASHFORD PRIME BY OPPOSING THE
REELECTION OF THE ENTIRE INCUMBENT BOARD

Sessa Capital Intends to Seek a New Election

NEW YORK – June 14, 2016 – Sessa Capital announced that the election results from the June 10, 2016 annual meeting of stockholders of Ashford Hospitality Prime, Inc. (NYSE:AHP) confirm the depth of shareholder unhappiness with the actions of Ashford Prime’s board of directors highlighted by Sessa Capital through a series of letters and presentations over the last nine months. Despite running in an uncontested election as a result of the board’s decision to disqualify Sessa Capital’s nominees, Ashford Prime’s entire board received an unprecedented rebuke in which not a single director was affirmatively chosen by shareholders to retain his or her seat. On average, shareholders chose to withhold support rather than voting for the directors by a nearly 2:1 ratio. Sessa Capital had sought to run nominees in opposition to the current board, but actions undertaken by Ashford Prime’s board denied shareholders a choice. Sessa Capital (Master), L.P. (“Sessa Capital”) is the owner of 8.2% of the outstanding common shares of Ashford Prime.

John Petry, Sessa Capital’s principal, said, “We believe this is the first time that stockholders holding a majority of the outstanding stock of a New York Stock Exchange company withheld votes from an entire board of directors. This represents a clear vote of no confidence in the incumbent directors. We do not view the result as surprising, given the disdain for stockholder rights shown by the incumbent board. The federal district court, while reviewing the actions of Ashford Prime’s board, noted steps taken by the board to entrench itself. Over the last nine months, we have highlighted what we believe is the board’s unparalleled disregard for the rights of Ashford Prime stockholders, and we believe that the stockholders vindicated our criticisms with these election results.”

Petry continued, “Shareholders deserve more than the ‘thanks’ for an ‘open and honest dialogue’ offered by Lead Director Curtis McWilliams – they deserve real change. The particularly large withhold votes for Stefani Carter and Andrew Strong, the members of Ashford Prime’s nominating committee, show stockholders’ distaste for the antics of their committee in depriving stockholders of a choice of director nominees. More than two thirds of the shares voted opposed the reelection of each of the committee members, with Ms. Carter, the chair of the committee, being opposed by the largest number of shares of any of the directors. Along with Mr. McWilliams, the remaining independent directors, Michael Murphy and Matthew Rinaldi, were soundly rejected as well, with over 62% of the shares voted opposing their election, as were Chairman Monty Bennett and Douglas Kessler.”

Ashford Prime also announced late on Friday that each of the incumbent directors submitted resignations as required by Ashford Prime’s guidelines because more shares were voted ‘withhold’ rather than ‘for’ the directors. However, immediately following the vote, the incumbent board rejected their own resignations. Mr. Petry commented, “By rejecting their own resignations, the incumbent board once again showed its indifference to corporate governance principles and shareholder democracy. We believe that the unprecedented vote, in which a majority of the outstanding stock withheld support, followed by the board rejecting their own resignations so they could keep their board seats, has cost the incumbent board its legitimacy as representatives of the shareholders.”

The election returns show the following percentages of shares voted in the director election:

	Withheld	For
Stefani D. Carter	67.8%	32.2%
Andrew L. Strong	67.8%	32.2%
Curtis B. McWilliams	65.1%	34.9%
Monty J. Bennett	63.1%	36.9%
Douglas A. Kessler	62.5%	37.5%
Matthew D. Rinaldi	62.4%	37.6%
W. Michael Murphy	62.4%	37.6%

Sessa Capital intends to request that the federal courts set aside the results of the election and order a new election in which stockholders will have a choice of directors. Sessa Capital believes that only a free and fair election can ensure the legitimacy of the Ashford Prime board. As previously announced, the U.S. Court of Appeals for the Fifth Circuit decided to hear Sessa’s appeal on an expedited basis and has scheduled oral argument in the case to be held the week of August 1, 2016.

ADDITIONAL INFORMATION

As of the date of this press release, Sessa directly owned 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP. Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa.

Media Contacts:

Sard Verbinnen & Co

Margaret Popper / Zachary Tramonti

212.687.8080